Exhibit 99.1
Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA TO ACQUIRE PRACINOSTAT, A POTENTIAL BEST-IN-CLASS

HDAC INHIBITOR

Management Team to Host Conference Call Today at 5:00 p.m. Eastern Time

San Diego – August 8, 2012 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for the treatment of cancer, announced today that it has entered into a definitive asset purchase agreement with S*BIO Pte Ltd, a privately held biotechnology company, pursuant to which MEI Pharma will acquire S*BIO’s exclusive worldwide rights to Pracinostat, an investigational, potential best-in-class, oral histone deacetylase (HDAC) inhibitor.

“We are excited to seize this opportunity to bolster our pipeline with a potential best-in-class, late-stage compound with activity against a validated target, under favorable terms,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “The acquisition of Pracinostat broadens our potential addressable market in oncology with applications in both hematologic disorders and solid tumors. We believe that the addition of this targeted small molecule to our existing portfolio of novel isoflavone-based drug candidates, ME-143 and ME-344, will significantly enhance shareholder value.”

Pracinostat is an orally available, selective HDAC inhibitor that has demonstrated clinical evidence of single-agent activity, including studies in patients with advanced hematologic disorders such as acute myeloid leukemia and myelofibrosis. In addition, Pracinostat has demonstrated pharmacokinetic properties in the clinic that compare favorably to other compounds of this class.

Pursuant to the terms of the agreement, MEI Pharma will issue $500,000 of common stock to S*BIO. The agreement also includes potential success-based clinical, regulatory and sales milestone payments of up to $75.2 million, as well as low single-digit contingent earn-out payments based on net sales. The transaction is expected to close on or about August 28, 2012, subject to S*BIO shareholder approval and certain customary closing conditions.

About Pracinostat

Pracinostat is a selective inhibitor of a group of enzymes called histone deacetylases (HDAC). HDACs belong to a larger set of proteins collectively known as epigenetic regulators that can alter gene expression by chemically modifying DNA or its associated chromosomal proteins. Abnormal activity of these regulators is believed to play an important role in cancer and other diseases. There are currently two HDAC inhibitors approved by the U.S. Food and Drug Administration (FDA) for the treatment of cutaneous T-cell lymphoma, one of which is also approved for the treatment of peripheral T-cell lymphoma. Pracinostat has been generally well tolerated in clinical testing of more than 150 patients, with readily manageable side effects often associated with drugs of this class. The most common adverse event (all grades) is fatigue.

Data from a Phase II clinical trial of oral Pracinostat showed evidence of single-agent activity in heavily pre-treated patients with intermediate or high-risk myelofibrosis, with two patients showing a clinical improvement. These results are scheduled for publication in the September 2012 issue of Leukemia Research. Pracinostat has also demonstrated pre-clinical activity in both hematologic disorders and solid tumors when used alone or in combination with a wide range of therapies in laboratory studies. Data recently published in the May 2012 issue of Blood Cancer Journal demonstrated synergistic pre-clinical activity when Pracinostat was combined with an experimental JAK2 inhibitor, also developed by S*BIO and recently acquired by Cell Therapeutics, Inc. Pracinostat has not been approved for commercial distribution.

Conference Call Details

MEI Pharma’s management team will host a conference call with simultaneous webcast today, August 8, 2012, at 5:00 p.m. Eastern time to discuss the asset purchase agreement to acquire Pracinostat, along with an update on its clinical development programs for ME-143 and ME-344. To access the live call, please dial 800-414-9222 (toll-free) or 847-413-3402 (international), participant passcode 33054881. A replay of the call will be available approximately two hours after the conclusion of the call. To access the replay, please dial 888-843-7419 (toll-free) or 630-652-3042 (international), passcode 33054881#. The conference call will also be webcast live and can be accessed at www.meipharma.com/investor.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel small molecules for the treatment of cancer. The Company’s lead drug candidates, ME-143 and ME-344, have been shown in laboratory studies to interact with specific enzyme targets resulting in inhibition of tumor cell metabolism, a function critical for cancer cell survival. MEI Pharma presented results from a Phase I clinical trial of intravenous ME-143 in patients with solid refractory tumors at the American Society of Clinical Oncology Annual Meeting in June 2012. The Company received FDA approval of its investigational new drug application for ME-344 in April 2012 and initiated a Phase I clinical trial of intravenous ME-344 in patients with solid refractory tumors shortly thereafter. MEI Pharma owns exclusive worldwide rights to ME-143 and ME-344. For more information, go to www.meipharma.com.

About S*BIO Pte Ltd

S*BIO Pte Ltd is a privately-held biotechnology company focused on the research and clinical development of novel targeted small molecule drugs for the treatment of cancer, with leading programs around kinases and histone deacetylases (HDAC). Based in Singapore, S*BIO has strong links with a network of medical oncologists in Asia Pacific, with investors that include EDBI (EDB Investments), Aravis Ventures, Mitsui Ventures and other international funds.

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Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.